Exhibit 99.1

For Immediate Release:	Contacts: Julie S. Ryland
Monday, December 21, 2009	205.326.8421

Work on Energen’s Chattanooga Shale Well Ongoing

BIRMINGHAM, Alabama – Energen Corporation (NYSE: EGN) today announced that it may be another 60-90 days before it has results of its Chattanooga shale well in Alabama. Work on the Cain 6-6 #1 in Tuscaloosa County has been delayed largely due to a previously disclosed casing leak. The 1,500-foot horizontal leg of the Cain 6-6 #1 well is at a vertical depth of approximately 7,800 feet.

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, AL. Its two lines of business are the acquisition, development and exploration of domestic, onshore natural gas, oil and NGL reserves and natural gas distribution in central and north Alabama. Energen Resources has approximately 3.4 trillion cubic feet equivalent of proved, probable and possible reserves in the San Juan, Permian and Black Warrior basins. Alabama Gas Corporation is the largest distributor of natural gas in Alabama. More information is available at http://www.energen.com.

This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company’s forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A more complete discussion of risks and uncertainties that could affect future results of Energen and its subsidiaries is included in the Company’s periodic reports filed with the Securities and Exchange Commission.